Exhibit 10.47
ELEVENTH AMENDMENT
TO THE
PRUDENTIAL Supplemental Employee SAVINGS PLAN

(Effective as of January 1, 2006)

(Amending to reflect the establishment of The Prudential Savings Plan for Advisors, its addition to the Plan as a “supplemented” plan and to change the Plan’s name)

Purpose and Background:

A.    Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Executive Vice President and Chief People Officer (or successor thereto) (“EVP-CPO”) of The Prudential Insurance Company of America (“Prudential”) may amend the Plan to make ministerial changes that are necessary or appropriate to reduce complexity or minimize administrative expenses and to make minor changes necessary or advisable for purposes of compliance with applicable laws and regulations.

B.    In March 2025, the Compensation and Human Capital Committee of the Board of Directors of Prudential adopted resolutions authorizing the establishment of separate 401(k) savings, retirement and welfare benefit plans for eligible financial advisors, including those currently participating in the Company’s benefit plans.

C.    Pursuant to the foregoing resolutions, Prudential is spinning off, effective as of January 1, 2026, certain assets and liabilities of The Prudential Employee Savings Plan (“PESP”) related to the accounts of eligible financial advisors thereunder (the “Plan Spin-Off”) to create a substantially similar defined contribution plan, to be known and referred to as The Prudential Savings Plan for Advisors (the “Advisors Savings Plan”). Concurrently, PESP is being amended to reflect the Plan Spin-Off.

D.    In order to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, Plan participants’ deferral elections for a given year are required to be irrevocable once made. Therefore, any individuals participating in this Plan who transfer between PESP and the Advisors Savings Plan, either in connection with the January 1, 2026 Plan Spin-Off or thereafter, must have their existing irrevocable deferral elections under the Plan continued, despite the participant’s transfer to another defined contribution plan within the Prudential controlled group.

E.    The EVP-CPO deems it advisable to amend the Plan to add the Advisors Savings Plan as a “supplemented” plan, and to document the continuance of the irrevocable deferral elections under the Plan for those individuals who transfer between PESP and the Advisors Savings Plan, ensuring administrative consistency and compliance with applicable law and to change the Plan’s name to be the Prudential Supplemental Savings Plan.

F.    The EVP-CPO has determined that the foregoing amendment is within the scope of authority granted to her with respect to the Plan.

Resolution:

Effective as of January 1, 2026, the Plan is amended in the following respects:

1.    The Preamble of the Plan is amended by replacing the last paragraph therein with the following three paragraphs, to read as follows:

For clarification purposes, in no event shall any amounts deferred under the Plan receive after-tax treatment similar to the Roth Elective Deferrals in PESP or the Roth 401(k) Contributions in the Advisors Plan.

Effective January 1, 2026, The Prudential Savings Plan for Advisors (the “Advisors Plan”), a substantially similar defined contribution plan to PESP, is spinning off from PESP, and is simultaneously added as a “supplemented” plan hereunder.

Effective January 1, 2026, the name of the Plan will be the “Prudential Supplemental Savings Plan.”

2.    The first sentence of Article I of the Plan, and the definitions of “Compensation”, “Earnings”, “Employee”, and “Employer” under the Plan, are each amended to replace the phrase “PESP” therein, with “PESP and/or the Advisors Plan, as applicable”.

3.    Article I of the Plan is amended by adding the following new Section 1.1A to be entitled, “Advisors Plan” immediately after Section 1.1 “Account” and the existing Section 1.1A (and all cross-references thereto) shall be renumbered to 1.1B accordingly:

1.1A “Advisors Plan” means The Prudential Savings Plan for Advisors, as adopted effective as of January 1, 2026, as the same may be in effect from time to time, including any successor plan.

4.    The definition of “Plan” is amended in its entirety, to read as follows:

“Plan” means this Prudential Supplemental Employee Savings Plan, as amended from time to time, and which, effective as of January 1, 2026, shall be renamed the Prudential Supplemental Savings Plan. "2001 Plan" means the Prudential Supplemental Employee Savings Plan as in effect from January l, 2001 through close of business December 31, 2001.

5.    The definition of “Status Date” under the Plan is amended in its entirety, to read as follows:

“Status Date” means the later of (i) January 1, 2008, and (ii) the first to occur between the Participant’s (x) Employment Commencement Date, as such term is defined in PESP, or (y) Service Commencement Date, as such term is defined in the Advisors Plan, as applicable.

6.    Sections 2.1, 2.2(a), 2.2(b), 3.2(b), and 6.3(b) of the Plan are each amended to replace the phrase “PESP” therein, with “PESP and/or the Advisors Plan, as applicable”.

7.    Section 2.2(c) of the Plan is amended by adding a new sentence to the end thereto, to read as follows:

Notwithstanding anything herein to the contrary, a Participant who has an irrevocable deferral election in effect with respect to a Plan Year hereunder, shall continue to participate in the Plan, including with respect to such irrevocable deferral election, regardless of any automatic transfer of the Participant’s participation from PESP to the Advisors Plan, or vice versa.

8.    The second paragraph of Section 3.1 of the Plan is amended in its entirety, to read as follows:

The amount of 401(a)(17) Deferral that may be credited to a Participant’s Account under the Plan for any Plan Year will be equal to a percentage of the Participant’s Earnings selected at the direction of the Participant (at a time and in a form or manner satisfactory to the Committee or its designee), but not more than the maximum percentage of Earnings that results in a Company Matching Contribution under section 4.04(a) of PESP or section 5.01 of the Advisors Plan, as applicable (4% as of the Effective Date). However, notwithstanding the selected percentage, the 401(a)(17) Deferral credit shall not be more than the additional amount that would have been allocated to PESP and/or the Advisors Plan, as applicable, on the Participant’s behalf as Before-Tax Contributions but for the application of the Code Compensation Limit for such Plan Year.

9.    Section 4.1 of the Plan is amended to replace the phrase “PESP Accounts” therein, with “PESP Accounts and/or Advisors Plan Accounts, as applicable”.

10.    Section 6.3(a) of the Plan is amended in its entirety, to read as follows:

(a)    A Participant may designate his or her Beneficiary for purposes of this Plan in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a Beneficiary for purposes of this Plan, any designation by such Participant of a Beneficiary under PESP or the Advisors Plan, as applicable, or determination of a Beneficiary under PESP or the Advisors Plan, as applicable, shall also apply for purposes of this Plan. Any provisions of PESP or the Advisors Plan, as applicable, governing the manner of designating or recognizing a Beneficiary or limiting the amount of a benefit payable to such person shall also apply for purposes of this Plan. The foregoing sentence shall include the spousal consent requirement set forth in Section 6.3(b) below. To the extent a Participant participated in PESP and the Advisors Plan, and such Participant submitted different Beneficiary designations under each plan, the Beneficiary designation or determination of a Beneficiary under the plan which the Participant last participated in, on or before his or her death, shall control for these purposes.

11.    All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

12.    Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 19, 2025	By:	/s/ Kate Tekker
Vicki Walia
Executive Vice President,
Chief People Officer